_____________________________
                                                  |                            |
                                                  |        OMB APPROVAL        |
                                                  |____________________________|
                                                  | ____                       |
                                                  |OMB NUMBER         3235-0167|
                                                  |EXPIRES:   NOVEMBER 30, 1995|
                                                  |ESTIMATED AVERAGE BURDEN    |
                                                  |HOURS PER RESPONSE .... 1.50|
                                                  |____________________________|


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number 33-99320
                                                                       ---------


                                OMI Trust 1996-B
        -----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         c/o PNC Bank, National Association, Corporate Trust Department,
        -----------------------------------------------------------------
                           Attention: Judy Wisniewske
        -----------------------------------------------------------------
       1700 Market Street, Philadelphia, Pennsylvania 19103 (215)585-8872
      ---------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Manufactured Housing Contract Senior/Subordinated Pass-Through Certificates,
 -------------------------------------------------------------------------------
    Series 1996-B, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and
 -------------------------------------------------------------------------------
                                   Class A-6
        -----------------------------------------------------------------

            (Title of each class of securities covered by this Form)

                                      None
  ----------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)     [ ]                   Rule 12h-3(b)(1)(i)     [X]
 Rule 12g-4(a)(1)(ii)    [ ]                   Rule 12h-3(b)(1)(ii)    [ ]
 Rule 12g-4(a)(2)(i)     [ ]                   Rule 12h-3(b)(2)(i)     [ ]
 Rule 12g-4(a)(2)(ii)    [ ]                   Rule 12h-3(b)(2)(ii)    [ ]
                                               Rule 15d-6              [X]


         Approximate number of holders of record as of the certification or notice date: 54__________________

         Pursuant to the requirements of the Securities Exchange Act of 1934, OMI TRUST 1996-B, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              By:  OAKWOOD MORTGAGE INVESTORS, INC.,as depositor

Date: October 21, 1997
By: /s/ DOUGLAS R. MUIR

        Name: Douglas R. Muir

        Title: Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                        OAKWOOD MORTGAGE INVESTORS, INC.
                                OMI Trust 1996-B
                          Manufactured Housing Contract
                  Senior/Subordinated Pass-Through Certificates
                                  Series 1996-B




           I hereby certify that the following information is correct:



                                                         TOTAL CERTIFICATE-
                                                            HOLDERS AS OF
    SECURITY                           CUSIP #             October 1, 1997
    --------                           -------             ---------------
    Class A-1                        674135 AY4                  5
    Class A-2                        674135 AZ1                  7
    Class A-3                        674135 BA5                 24
    Class A-4                        674135 BB3                  9
    Class A-5                        674135 BC1                  4
    Class A-6                        674135 BD9                  5

    Total Certificateholders                                    54






Date: October 21, 1997                           Signed: /s/ DOUGLAS R. MUIR

                                                 Title: Vice President